 Exhibit 99.1

1600 West Merit Parkway • South Jordan, UT  84095
Telephone:  801-253-1600 • Fax:  801-253-1688

 PRESSRELEASE

FOR IMMEDIATE RELEASE

Date:	April 24, 2012
Contact:	Anne-Marie Wright, Vice President, Corporate Communications
Phone:	(801) 208-4167 e-mail: awright@merit.com Fax: (801) 253-1688

MERIT MEDICAL REPORTS RECORD SALES, UP 10%,
FOR THE QUARTER ENDED MARCH 31, 2012

SOUTH JORDAN, UTAH- Merit Medical Systems, Inc. (NASDAQ: MMSI), a leading manufacturer and marketer of proprietary disposable devices used primarily in cardiology, radiology and endoscopy, today announced record sales of $95.6 million for the quarter ended March 31, 2012, an increase of 10.4% over sales of $86.6 million for the quarter ended March 31, 2011.
Merit's non-GAAP net income for the quarter ended March 31, 2012, adjusted to eliminate non-recurring costs attributable primarily to Merit's acquisition of Ostial Solutions, LLC and the Clo-SurPLUS P.A.D.™ as well as amortization of intangible assets, was $7.2 million, or $0.17 per share, compared to $7.9 million, or $0.22 per share, for the quarter ended March 31, 2011. The earnings per share for the quarter ended March 31, 2012 were affected by an additional 6.2 million weighted average shares outstanding, up 17%, compared to the quarter ended March 31, 2011, due to Merit's public offering in June 2011 and the exercise of options.
GAAP net income for the first quarter of 2012 was $5.7 million, or $0.14 per share, compared to net income of $6.6 million, or $0.18 per share, for the first quarter of 2011. The decrease in GAAP net income was attributable primarily to increased investments in sales, marketing and research and development.
For the first quarter of 2012, compared to the first quarter of 2011, Endotek sales increased 46%;

catheter sales grew 23%; stand-alone device sales rose 20%; BioSphere sales increased 2%; custom kit and tray sales were up 1%; and inflation device sales decreased 3%. Excluding lower sales to an OEM customer, inflation device sales rose 14%.
Gross margins for the first quarter of 2012 were 46.2% of sales, compared to 45.9% of sales for the first quarter of 2011, primarily due to the increased sales of higher-margin products, including the QuadraSphere® and Endotek products, and increased direct sales in China.
Income from operations for the quarter ended March 31, 2012 was $8.0 million, or 8.4% of sales, compared to $10.2 million, or 11.8% of sales, for the first quarter of 2011. The decrease was primarily attributable to increased investments in sales, marketing and research and development.
“The international investments we have made over the last several years continue to pay off as a major portion of our sales increase was derived from these markets,” said Fred P. Lampropoulos, Merit's Chairman and Chief Executive Officer. “This becomes even more relevant as the domestic market continues to slow down. Since the United States has the highest corporate tax rate of all developed countries, and our growth is coming primarily from international markets, we believe our overall tax rate will continue to decline if our international sales trend of the first quarter continues.”
“Endoscopy product sales grew as our newer products, such as the EndoMAXX™ Stent and the BIG60® Inflation Device gained ground,” Lampropoulos said. “We expect continued growth as the EndoMAXX EVT™ and the TIO™ Three-in-One Bite Block are introduced in the future. Importantly, the Endotek division is making substantial progress operationally, and we expect profitability in 2013 as we implement cost-cutting initiatives, combined with new products and market share gains.”
“Growth continues in our European direct and dealer markets as well as our technology companies such as Merit Sensors, Merit Coatings and Merit OEM,” Lampropoulos continued. “All of this growth was accomplished despite receiving a warning letter from the U.S. Food and Drug Administration (the “FDA”) in February 2012 and our market withdrawal of the Merit Laureate® Guide Wire in the United States. We have filed, as requested by the FDA, an additional 510(k) application, received FDA comments and expect to respond to those comments in the next week or so. Meanwhile, sales of the Merit Laureate® Guide Wire continue outside the United States. In addition to receiving 510(k) clearance for our 30-60µm QuadraSphere® Microspheres, we expect to file for 510(k) clearance in the fall of this year for our new Bearing™ embolic product line.”
“Our product pipeline is full, including the Elation™ Dilatation Balloon, BasixTOUCH™ inflation device, a new hydrophilic sheath, the ONE Snare™, the TIO™, the Concierge® Guiding Catheter, the BowTie™ guide wire insertion device, the recently-acquired Ostial Pro® Stent Positioning System and several other products which we intend to introduce before year end,” Lampropoulos said. “We believe new products, new markets and expanded manufacturing capability enhance our growth and profitability prospects for the future.”
“We have also initiated a number of cost-cutting initiatives,” Lampropoulos added. “They include the closing of a satellite R&D facility, a reduction in discretionary spending and headcount consolidation. Additionally, we have achieved substantial savings in purchased materials, such as those used for our stent products, which we expect to reduce costs by $2 million annually, beginning in the fourth quarter of 2012. We intend to continue our focus on new products and markets while reducing costs through greater efficiency and scrutiny of expenses.”
Selling, general and administrative expenses for the first quarter of 2012 were 30.9% of sales, compared to 28.4% of sales for the first quarter of 2011. The increase in SG&A was attributable primarily to the hiring of additional sales and marketing people, both domestically and internationally, and the development of programs to improve distribution and increase market share for new and existing products.
Research and development costs were 6.7% of sales for the first quarter of 2012, compared to 5.8% of sales for the first quarter of 2011, primarily due to headcount additions for the HiQuality study, new hires in Merit's R&D group and Endotek stent development.
Merit's effective tax rate for the quarter ended March 31, 2012 was 27.4%, compared to 32.2% for the comparable period of 2011. The decreased tax rate for the quarter ended March 31, 2012 was largely the result of higher profits from Merit's Irish operations, which are taxed at a lower rate than Merit's U.S. operations.

CONFERENCE CALL
Merit Medical invites all interested parties to participate in its conference call today, April 24, 2012, at 5:00 p.m. Eastern (4:00 p.m. Central, 3:00 p.m. Mountain, and 2:00 p.m. Pacific). The telephone numbers to call are (domestic) 888-549-7750; and (international) 480-629-9770. A live webcast, as well as a rebroadcast of the conference call, can be accessed through the Investors page at www.merit.com or through the webcasts tab at www.fulldisclosure.com.

INCOME STATEMENT
(Unaudited, in thousands except per share amounts)

	Three Months Ended March 31,
	2012	2011

SALES	$95,618	$86,631

COST OF SALES	51,448	46,846

GROSS PROFIT	44,170	39,785

OPERATING EXPENSES
Selling, general and administrative	29,547	24,591
Research and development	6,441	4,984
Acquired in-process research and development	175	—
Total	36,163	29,575

INCOME FROM OPERATIONS	8,007	10,210

OTHER INCOME (EXPENSE)
Interest income	48	2
Interest expense	(177)	(425)
Other income	39	11
Total other income (expense) - net	(90)	(412)

INCOME BEFORE INCOME TAXES	7,917	9,798

INCOME TAX EXPENSE	2,169	3,159

NET INCOME	$5,748	$6,639

EARNINGS PER SHARE
Basic	$0.14	$0.19

Diluted	$0.14	$0.18

AVERAGE COMMON SHARES
Basic	41,999	35,593

Diluted	42,436	36,254

BALANCE SHEET
(Unaudited in thousands)

	March 31, 2012	December 31, 2011
ASSETS
Current Assets
Cash and cash equivalents	$9,661	$10,128
Trade receivables, net	45,599	40,550
Employee receivables	177	154
Other receivables	2,795	1,750
Inventories	70,455	69,911
Prepaid expenses and other assets	5,327	4,658
Deferred income tax assets	3,707	3,704
Income tax refunds receivable	1,310	2,797
Total Current Assets	139,031	133,652

Property and equipment, net	192,708	179,140
Intangible assets:
Developed technology, net	50,755	35,415
Other, net	24,222	21,254
Goodwill	65,574	61,144
Deferred income tax assets	5,365	5,366
Marketable securities	3,064	2,798
Other Assets	8,684	8,248
Total Assets	$489,403	$447,017

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Trade payables	22,880	22,727
Other payables	7,500	—
Accrued expenses	20,958	20,197
Advances from employees	644	225
Income taxes payable	733	646
Total Current Liabilities	52,715	43,795

Deferred income tax liabilities	2,166	2,112
Liabilities related to unrecognized tax benefits	3,489	3,489
Deferred compensation payable	5,066	4,585
Deferred credits	1,960	1,984
Long-term debt	52,524	30,737
Other long-term obligations	7,692	3,226
Total Liabilities	125,612	89,928

Stockholders' Equity
Common stock	166,908	166,231
Retained earnings	196,456	190,708
Accumulated other comprehensive income	427	150
Total stockholders' equity	363,791	357,089
Total Liabilities and Stockholders' Equity	$489,403	$447,017

Although Merit's financial statements are prepared in accordance with accounting principles which are generally accepted in the United States of America (“GAAP”), Merit's management believes that certain non-GAAP financial measures provide investors with useful information regarding the underlying business trends and performance of Merit's ongoing operations and can be useful for period-over-period comparisons of such operations. The following table sets forth supplemental financial data and corresponding reconciliations to Merit's GAAP financial statements for the three-month periods ended March 31, 2012 and 2011. Readers should consider these non-GAAP measures in addition to, not as a substitute for, financial reporting measures prepared in accordance with GAAP. These non-GAAP financial measures exclude some, but not all, items that affect Merit's net income. Additionally, these calculations may not be comparable with similarly titled measures of other companies.

	Three Months Ended March 31,
	2012	2011
Non-GAAP ADJUSTMENTS
GAAP net income	$5,748	$6,639

Acquisition costs	67	66
Severance costs	187	—
Fair value write-up of acquired inventory sold (a)	—	404
Long-term asset impairment charges (b)	—	14
Acquired in-process research and development	175	—
Amortization of intangible assets:
Cost of sales	994	609
SG&A expenses	888	999
Contingent milestone payments (c)	29	—
Income tax effect of reconciling items (d)	(889)	(795)

Non-GAAP net income	$7,199	$7,936

Non-GAAP net income per share	0.17	0.22

Diluted shares used to compute Non-GAAP net income per share	42,436	36,254

The non-GAAP income for adjustments referenced in the preceding table does not reflect stock-based compensation expense of $555,000 and $335,000, for three months ended March 31, 2012 and 2011, respectively.
 (a) Increase in cost of goods sold related to the mark-up of finished goods associated with Merit's acquisition of BioSphere.
(b) Amounts represent abandoned patents.
(c) Represents changes in the fair value of contingent milestone payments for recent acquisitions.
(d) Reflects an estimated annual effective tax rate of 38% on a non-GAAP basis.

ABOUT MERIT
Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture and distribution of proprietary disposable medical devices used in interventional and diagnostic procedures, particularly in cardiology, radiology and endoscopy. Merit serves client hospitals worldwide with a domestic and international sales force totaling approximately 170 individuals. Merit employs approximately 2,400 people worldwide with facilities in Salt Lake City and South Jordan, Utah; Angleton, Texas; Richmond, Virginia; Maastricht and Venlo, The Netherlands; Paris, France; Galway, Ireland; Beijing, China; Copenhagen, Denmark; and Rockland, Massachusetts.

Statements contained in this release which are not purely historical, including, without limitation, statements regarding Merit's forecasted revenues, net income or other financial results, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties such as those described in Merit's Annual Report on Form 10-K for the year ended December 31, 2011. Such risks and uncertainties include risks relating to Merit's potential inability to successfully manage growth through acquisitions, including the inability to commercialize technology acquired through recent, proposed or future transactions; product recalls and product liability claims; compliance with governmental regulations and administrative procedures; potential restrictions on Merit's liquidity or its ability to operate its business by its current debt agreements; possible infringement of Merit's technology or the assertion that Merit's technology infringes the rights of other parties; the potential of fines, penalties, or other adverse consequences if Merit's employees or agents violate the U.S. Foreign Corrupt Practices Act or other laws and regulations; expenditures relating to research, development, testing and regulatory approval or clearance of Merit's products and risks that such products may not be developed successfully or approved for commercial use; greater governmental scrutiny and regulation of the medical device industry; reforms to the 510(k) process administered by the U.S. Food and Drug Administration; laws targeting fraud and abuse in the healthcare industry; potential for significant adverse changes in, or failure to comply with, governing regulations; the effect of changes in tax laws and regulations in the United States or other countries; increases in the price of commodity components; negative changes in economic and industry conditions in the United States and other countries; termination or interruption of relationships with Merit's suppliers, or failure of such suppliers to perform; fluctuations in Euro and GBP exchange rates; Merit's need to generate sufficient cash flow to fund its debt obligations, capital expenditures, and ongoing operations; concentration of Merit's revenues among a few products and procedures; development of new products and technology that could render Merit's existing products obsolete; market acceptance of new products; volatility in the market price of Merit's common stock; modification or limitation of governmental or private insurance reimbursement policies; changes in health care markets related to health care reform initiatives; failure to comply with applicable environmental laws; changes in key personnel; work stoppage or transportation risks; uncertainties associated with potential healthcare policy changes which may have a material adverse effect on Merit; introduction of products in a timely fashion; price and product competition; availability of labor and materials; cost increases; fluctuations in and obsolescence of inventory; and other factors referred to in Merit's Annual Report on Form 10-K for the year ended December 31, 2011 and other materials filed with the Securities and Exchange Commission. All subsequent forward-looking statements attributable to Merit or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Actual results will differ, and may differ materially, from anticipated results. Financial estimates are subject to change and are not intended to be relied upon as predictions of future operating results, and Merit assumes no obligation to update or disclose revisions to those estimates.
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